Exhibit 99.3

March 27, 2007

Mr. Neil B. Friedman

President, Mattel Brands

Mattel, Inc.

333 Continental Blvd.

El Segundo, CA 90245-5012

Re:	Consent to Transfer of Principal Place of Employment Pursuant to Executive Employment Agreement

Dear Neil:

Pursuant to Section 4(c) of your Executive Employment Agreement with Mattel, Inc. (“Mattel”) dated January 31, 2000 and effective as of April 1, 1999, as amended, you hereby consent to Mattel transferring your principal place of employment from the greater New York, New York area to the greater Los Angeles, California area, in exchange for Mattel’s agreement to provide you with the following:

(a) a payment in cash sufficient to provide you with $500,000 after taxes, to be paid to you not later than 30 days after the close of escrow on your purchase of a residence in the Los Angeles, California area; and

(b) payments sufficient to provide you with $5,000 per month after taxes, to be paid to you monthly for 36 months beginning with the month during which escrow closes on your purchase of a residence in the Los Angeles, California area, provided that such monthly payments shall cease if you do not remain employed by Mattel with your principal place of employment in the Los Angeles, California area.

* * * * * * * * * * *

If you accept this letter agreement, I would appreciate it if you would sign, date and return a copy to me.

Sincerely,

MATTEL, INC.

By:	/s/ Alan Kaye
Name:	Alan Kaye
Title:	Senior Vice President, Human Resources

Agreed to and accepted by:

/s/ Neil B. Friedman
Neil B. Friedman
Date: 3/28/07

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